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                                                                    EXHIBIT 5.01

                  [KUMMER KAEMPFER BONNER & RENSHAW LETTERHEAD]



                                December 22, 2000




eRoomSystem Technologies, Inc.
3770 Howard Hughes Parkway, Suite 175
Las Vegas, Nevada 89109

        RE:   eROOMSYSTEM TECHNOLOGIES, INC.
              REGISTRATION STATEMENT ON FORM SB-2 (THE "REGISTRATION STATEMENT")

Ladies and Gentlemen:

     As outside counsel to eRoomSystem Technologies, Inc., a Nevada corporation (the "Company"), we are rendering this opinion in connection with the registration by the Company of 200,000 shares of the Company's common stock, $0.001 par value ("Common Stock"), on behalf of certain selling stockholders (the "Selling Stockholder Shares") and 341,180 shares of Common Stock on behalf of certain warrant holders (the "Warrant Holder Shares").

     We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

     Based on such examination and subject to the completion of all conditions to closing provided under the relevant underwriting agreement, and subject to such other limitations hereinabove provided, we are of the opinion that:

     1. The Selling Stockholder Shares have been duly authorized and are validly issued, fully paid and nonassessable; and

     2. The Warrant Holder shares have been duly authorized and reserved for issuance upon the exercise of the warrants and, when issued upon such exercise in accordance with the terms of the relevant warrant agreements at the price therein provided, will be validly issued and fully paid and nonassessable.


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Securities and Exchange Commission
December 22, 2000
Page 2


     Insofar as the foregoing opinions relate to the legality, validity, binding effect or enforceability of any agreement or obligations of the Company: (i) we have assumed that each party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it; (ii) such opinions are subject to applicable bankruptcy, insolvency, reorganization, liquidation, receivership, fraudulent conveyance or similar laws, now or hereafter in effect, relating to creditors' rights generally; and (iii) such opinions are subject to the general principals of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding at law or in equity).

     We hereby consent to the filing of the foregoing opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and in the related Prospectus under the heading "Legal Matters."

                                   Sincerely,




                                   KUMMER KAEMPFER BONNER & RENSHAW